Exhibit 10.1

EXECUTIVE RESIGNATION AGREEMENT AND GENERAL RELEASE

This Executive Resignation Agreement and General Release (“Agreement”) is made between Advanced Micro Devices, Inc., and its subsidiaries, joint ventures or other affiliates (collectively, “AMD”) and Emilio Ghilardi (“Executive”).

1. Executive Resignation. Executive’s resignation of employment with AMD will be deemed to have been effective February 7, 2012 (“Resignation Date”). AMD has paid Executive’s base salary and accrued vacation earned through the last day, February 6, 2012 (less required payroll deductions and withholdings). Effective as of the Resignation Date, Executive also resigned, and hereby resigns, as a member of the Board of Directors or comparable body of every subsidiary, joint venture or affiliated entity of the Company, and every committee thereof.

2. Special Consideration. In consideration of Executive’s release/waiver and other obligations as described herein, AMD will provide Executive with the following special consideration (“Special Consideration”) to which Executive would not otherwise be entitled:

A.	A lump sum separation payment of USD $800,000.00, subject to required payroll deductions and withholdings (“Separation Payment”).

B.	AMD will pay any remaining legal costs and/or filing fees related to Executive and his legal dependents’ U.S. permanent residence case until completion of the permanent residence process or December 31, 2012, whichever occurs earlier, by making such payments directly to the immigration law firm currently handling the case.

Except for the Special Consideration, Executive will not receive or be eligible for any other incentive or bonus compensation at any time following the Resignation Date. If Executive signs this Agreement and signs (and does not revoke) the ADEA Release at Exhibit A, the Separation Payment will be made in a single lump sum (less required payroll deductions and withholdings) on the next regular payroll date falling on or after the 6-month anniversary of the later of the date the Executive returns an executed copy of this Agreement or the date the ADEA Release at Exhibit A becomes irrevocable.

3. Compensation / Benefit Exclusions. Executive specifically acknowledges and agrees that the Agreement does not provide for, and that Executive is ineligible for, any type of compensation or benefit following the Resignation Date that is not specifically described in Paragraphs 1-2 of this Agreement, including, without limitation, the following: any severance compensation or benefits including any severance pay set forth in Executive’s offer letter; any bonus, commission, profit-sharing or any other type of incentive compensation (including, without limitation, Executive Incentive Plan, Vice President Long Term Incentive Plan, Corporate Bonus Plan, Contribution Bonus participation, or any other bonuses, including, without limitation, any amounts earned or accrued but not paid prior to the Resignation Date); executive physical benefits; tax preparation or estate planning services; continued participation in any deferred profit sharing programs other than payment of Executive’s benefits accrued under the AMD Deferred Income Account Plan (“DIA”) consistent with the standard terms and conditions of the DIA; any type of additional equity award (including (without limitation) any stock option or RSU award); equity vesting accelerations; equity vesting considerations or extensions that are inconsistent with the standard terms and provisions of the applicable AMD equity incentive plans or policies; or participation in any stock purchase plan. Executive further specifically acknowledges and agrees that the Agreement does not provide for, and that Executive is ineligible for continued participation in any 401(k) retirement savings or disability insurance plan following the Resignation Date. Following Executive’s Resignation Date, Executive will retain any earned and vested retirement benefits under the DIA and the AMD 401(k) plan and will be eligible for benefit continuation under certain of the AMD health care plans to the extent required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the premiums for which, if elected, shall be paid in accordance with current AMD policies and practices.

4. Release and Waiver.

In return for the Special Consideration, Executive agrees, on behalf of Executive and all of Executive’s heirs and/or personal representatives, to release AMD, its joint ventures, subsidiaries, affiliates, successors and assigns, and all of their present or former officers, directors, agents, employees, contingent and third-party workers, attorneys, employee benefit programs, and the trustees, administrators, fiduciaries and insurers of such programs, from any and all claims for relief of any kind, whether known or unknown, that in any way arise out of or relate to Executive’s employment or the conclusion of Executive’s employment with AMD. This release and waiver includes events occurring at any time up to and including the date Executive executes this Agreement, including (without limitation) any and all statutory, contractual, tort or other common law claims, including (without limitation) all claims for wages, bonuses, incentive pay or other compensation. This release and waiver includes all such claims, whether under any applicable United States federal or state laws, ordinances, executive orders or other legal regulations or restrictions, and to the extent permitted by law, including (without limitation) the Civil Rights Acts of 1866 (including Section 1981), the Civil Rights Act of 1964 (including Title VII), the Americans with Disabilities Act, the Older Workers Benefits Protection Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, the Texas Commission on Human Rights Act and the California Fair Employment and Housing Act. Notwithstanding the foregoing, nothing contained in this paragraph shall, except as otherwise stated here and subject to the ADEA Release at Exhibit A, impair any rights or potential claims that Executive may have under the federal Age Discrimination in Employment Act of 1967 (the “ADEA”). In accordance with the ADEA release contained in Exhibit A hereto (the “ADEA Release”), Executive will have twenty-one (21) days from the date of this Agreement to consider the ADEA Release and, once Executive has signed the ADEA Release, which execution shall be no earlier than the Resignation Date, Executive shall have seven (7) additional days from the date of execution of the ADEA Release to revoke the ADEA Release. Any such revocation shall be made in writing to Harry Wolin (harry.wolin@amd.com) so as to be received prior to the eighth (8th) day following Executive’s execution of the ADEA Release. If such revocation is not provided to Harry Wolin prior to such eighth (8th) day, the ADEA Release shall become effective on the eighth (8th) day following Executive’s execution of the ADEA Release (the “Effective Date”). The offer contained in this Agreement shall expire in the event the ADEA Release does not become irrevocable on or before June 30, 2012.

Executive understands that this release does not affect Executive’s rights, if any, to vested retirement benefits or COBRA eligibility. Executive also understands that this release does not prevent Executive from filing a charge with or participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission; provided, however, that Executive expressly waives and relinquishes any rights Executive might have to recover damages or other relief, whether equitable or legal, in any such proceeding concerning events or actions that arose on or before the date that Executive signed this Agreement.

Executive will continue to be indemnified for his actions taken while employed by the Company to the same extent as other then-current officers of AMD under the AMD Certificate of Incorporation and Bylaws and the Director and Officer Indemnification Agreement between Executive and AMD (or any successor thereto), and Executive will continue to be covered by the AMD directors and officers liability insurance policy as in effect from time to time for his actions taken while employed by the Company to the same extent as other then-current officers of AMD, each subject to the requirements of the laws of the State of Delaware.

5. Confidential Information / Nondisclosure / AMD Property. Executive confirms Executive’s continuing obligation not to use or disclose any of AMD’s trade secrets or other confidential or proprietary information at any time. Executive acknowledges that while employed by AMD, Executive may have had access to, acquired and/or assisted in the development of confidential and proprietary information, inventions and trade secrets relating to the present and anticipated business and operations of AMD, including (without limitation) product information, product plans, personnel data regarding employees of AMD, business strategies, sales or customer information, and other information of a similar nature not available to the public. Executive agrees to keep confidential and not to disclose or use, either directly or indirectly, such confidential or proprietary information, without the prior written consent of AMD, or until the information otherwise becomes public knowledge. Nothing in this Agreement (including this Paragraph 5) shall supersede nor relieve Executive of confidentiality and/or nondisclosure obligations stemming from any prior confidentiality agreement with AMD, at common law or pursuant to the attorney-client privilege. Executive further agrees to return all AMD business records and all documents relating to AMD’s business Executive received while in AMD’s employ, including email; to identify all other AMD property Executive has in Executive’s possession immediately; and to return such other property as requested by AMD. If Executive inadvertently does not return AMD documents or property that should have been returned earlier, he will return any such items immediately upon discovering it.

6. Nondisparagement Agreement / Confidentiality. Executive agrees not to make any statements that disparage the reputation of AMD, its products or employees, officers and/or directors, or engage in any activity that is detrimental to AMD. AMD agrees not to issue any statements that disparage the reputation of Executive and will use commercially reasonable efforts to ensure that neither AMD officers nor directors disparage the reputation of Executive. The Parties further agree that they will keep the terms, amount and facts of this Agreement completely confidential, and that the Parties will not disclose any information concerning this Agreement to any person except that Executive may disclose this Agreement to Executive’s attorney or spouse, as necessary in connection with the preparation of tax returns or other financial planning, or as required by law or to a prospective employer.

7. Cooperation. For the duration of Executive’s employment and as reasonably requested by AMD after the Resignation Date, subject to Executive’s personal and professional obligations and upon reasonable notice and at reasonable times, Executive agrees to assist AMD and its attorneys in any formal or informal legal matters in which Executive is named as a party or of which Executive has specific and relevant knowledge or documents, including (without limitation) any matters in which Executive is currently involved. Executive acknowledges and agrees that such assistance may include, but will not be limited to, providing background information regarding any matter on which he previously worked, aiding in the drafting of declarations, executing declarations or similar documents, testifying or otherwise appearing at investigation interviews, depositions, arbitrations or court hearings and preparation for the above-described or similar activities. AMD will use its best efforts to ensure that any assistance requested will be arranged so as not to interfere unreasonably with Executive’s other employment or Executive’s family commitments.

Executive understands that Executive will receive no additional compensation for his assistance beyond the Special Consideration. AMD agrees to reimburse Executive for any reasonable expenses approved by AMD in advance, that are incurred by Executive in complying with his obligations under this paragraph.

If Executive is contacted by any party, potential party, attorney or other individual or entity in regard to any dispute, potential dispute, litigation or potential litigation matter relating to or involving AMD, Executive will first contact AMD before communicating with such person or persons, and will allow legal counsel of AMD’s choosing to participate in any such communication. For the duration of Executive’s employment and continuing after the Resignation Date, Executive promises not to encourage, counsel or assist (directly or indirectly)

any current or former employee, or third-party in the preparation, prosecution or defense of any civil dispute, difference, grievance, claim, charge or complaint involving AMD or any of its customers unless compelled to do so by valid legal process. If Executive receives notice that Executive is required to provide testimony or information in any context about AMD, or any of its customers, to any third party, Executive agrees to inform Harry Wolin (harry.wolin@amd.com) (or his designee/successor) in writing within 24 hours of receiving such notice. Executive, thereafter, agrees to cooperate with AMD and its attorneys in responding to (if necessary) such legal process. In that regard, Executive agrees not to testify or provide any information unless AMD first consents to Executive’s testimony in writing or AMD has informed Executive in writing that it has fully exhausted its efforts to challenge any request, subpoena or court order requiring Executive’s testimony. If Executive is required to provide testimony in any such context, Executive is, of course, expected to testify truthfully.

If, at any time after the Resignation Date, Executive is required to give testimony in any legal proceeding involving or relating to AMD, any of its customers, or Executive’s employment with AMD, AMD agrees to provide without expense to the Executive, and Executive agrees to retain, AMD’s outside counsel engaged in connection with the matter; provided, however, should there be an actual legal conflict of interest preventing such outside counsel from representing both AMD and Executive, then AMD shall provide Executive substitute counsel of AMD’s choosing and agreed upon by Executive.

8. Nonsolicitation / Competition. Executive agrees that for 12 months following the Resignation Date, Executive will not, directly or indirectly: (i) solicit the services of any AMD employee for another employer or enterprise, or otherwise induce or attempt to induce any AMD employee to terminate his/her employment with AMD; or (ii) solicit the business of any customer of AMD on behalf or for the benefit of any competitive enterprise, or otherwise engage in any competitive business activities. AMD acknowledges that Executive has disclosed to AMD that he has accepted an offer of employment and AMD agrees that Executive will not be in breach of this Paragraph by acting within the scope of his job duties in this position.

9. No Admissions. Executive understands and agrees that this Agreement does not constitute an admission of any kind by either party.

10. Forfeiture / Liquidated Damages. Executive understands and agrees that if a court of law determines that Executive has violated this Agreement, Executive automatically forfeits the Special Consideration in its entirety. If Executive violates this Agreement after Executive has received the Special Consideration, Executive agrees that Executive will immediately return the full amount of the Special Consideration to AMD as liquidated damages.

11. Release of Unknown Claims. Executive confirms that Executive has read Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive understands that Section 1542 gives Executive the right not to release existing claims of which Executive is not now aware, unless Executive voluntarily chooses to waive this right. With this knowledge, Executive nevertheless voluntarily waives the rights described in Section 1542 or any other statute of similar effect, and elects to assume all risks for claims that may now exist in Executive’s favor, whether known or unknown.

12. Taxes / Advisors. Executive shall be solely responsible for payment of any and all applicable income, employment, excise or other taxes related to payments under this Agreement. AMD may withhold from any amounts payable under this Agreement such taxes as shall be required to be withheld pursuant to any applicable federal, state or local law or regulation. Executive represents and warrants to AMD that Executive has had the opportunity to obtain Executive’s own legal and tax counsel in connection with the negotiation and drafting of this Agreement and that Executive has not relied upon AMD, its officers, directors, employees, agents, including its counsel, for legal or tax advice.

13. Section 409A. To the extent applicable, this Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and it shall be interpreted in a manner that complies with such section to the fullest extent possible. AMD and Executive agree that AMD shall, with Executive’s written consent, have the power to adjust the timing or other details relating to the payments described in this Agreement if AMD determines that such adjustments are necessary in order to comply with or become exempt from the requirements of Section 409A. Executive further acknowledges his understanding that certain compensation he elected to defer into the DIA during his employment is subject to 409A and its rules regarding timing of payments. Except as specifically permitted by Section 409A, the benefits and reimbursements provided to Executive under this Agreement during any calendar year shall not affect the benefits and reimbursements to be provided to Executive under the relevant section of this Agreement in any other calendar year, and the right to such benefits, perquisites and reimbursements cannot be liquidated or exchanged for any other benefit and shall be provided in accordance with Treas. Reg. Section 1.409A-3(i)(1)(iv) or any successor thereto. Further, in the case of reimbursement payments, such payments shall be made to Executive on or before the last day of the calendar year following the calendar year in which the underlying fee, cost or expense is incurred.

14. Miscellaneous. Executive is entering into this Agreement freely and voluntarily and is satisfied that Executive has been given sufficient opportunity to consider it. Executive has carefully read and understands all of the provisions of this Agreement. Executive understands that this is the entire agreement between Executive and AMD with respect to this subject matter, and Executive represents that no other statements, promises or commitments of any kind, written or oral, have been made to Executive by AMD to cause Executive to agree to the terms of this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and may not be modified, except by written instrument signed by both parties. If any clause, provision or paragraph of this Agreement is found to be unenforceable, such clause, provision or paragraph shall be deemed severed from the Agreement and shall not affect the validity of the remaining provisions of the Agreement. In any legal proceeding brought to enforce any provision of this Agreement, the prevailing party will be entitled to recovery of costs and reasonable attorneys’ fees.

Accepted and agreed:

Emilio Ghilardi		Advanced Micro Devices, Inc.

Signature:	/s/ Emilio Ghilardi	Signature:
Printed Name:	Emilio Ghilardi	By:	/s/ Harry A. Wolin
Date:	4/20/12	Title:	SVP
		Date:	4/30/12

EXHIBIT A

WAIVER OF RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT

Emilio Ghilardi (“Executive” or “you”) knowingly and voluntarily, on behalf of yourself and your agents, attorneys, successors, assigns, heirs and executors, releases and forever discharges Advanced Micro Devices, Inc., a Delaware corporation (the “Company”), and all of its subsidiaries and affiliates, together with all of their respective past and present directors, managers, officers, shareholders, partners, employees, agents, attorneys and servants, representatives, administrators and fiduciaries (except that in the case of agents, representatives, administrators, attorneys and fiduciaries, only to the extent in any way related to his or her employment with, or the business affairs of the Company) and each of their predecessors, successors and assigns (collectively, the “Releasees”) from any and all claims, charges, complaints, promises, agreements, controversies, liens, demands, causes of action, obligations, suits, disputes, judgments, debts, bonds, bills, covenants, contracts, variances, trespasses, executions, damages and liabilities of any nature whatsoever relating in any way to your rights under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), whether known or unknown, suspected or unsuspected, which you or your executors, administrators, successors or assigns ever had, now have, or may hereafter claim to have against the Releasees in law or equity, arising on or before the date this ADEA Release (as defined below) is executed by you, and whether or not previously asserted before any state or federal court or before any state or federal agency or governmental entity (the “ADEA Release”). This ADEA Release includes, without limitation, any rights or claims relating in any way to your employment relationship with the Company or any of the Releasees, or the termination thereof, arising under the ADEA, including compensatory damages, punitive damages, attorney’s fees, costs, expenses, and any other type of damage or relief. You represent that you have not commenced or joined in any claim, charge, action or proceeding whatsoever against the Company or any of the Releasees arising out of or relating any of the matters set forth in this ADEA Release. You further agree that you shall not be entitled to any personal recovery in any claim, charge, action or proceeding whatsoever against the Company or any of the Releasees for any of the matters set forth in this ADEA Release.

The Company has advised you to consult with an attorney of your choosing prior to signing this ADEA Release. You represent that you understand and agree that you have the right and have been given the opportunity to review this ADEA Release with an attorney. You further represent that you understand and agree that the Company is under no obligation to offer you this ADEA Release, and that you are under no obligation to consent to the ADEA Release, and that you have entered into this ADEA Release freely and voluntarily.

You shall have twenty-one (21) days to consider this ADEA Release, and once you have signed this ADEA Release, you shall have seven (7) additional days from the date of execution to revoke your consent to this ADEA Release. Any such revocation shall be made in writing so as to be received by the Company’s General Counsel (Harry Wolin, at harry.wolin@amd.com) prior to the eighth (8th ) day following your execution of this ADEA Release. If no such revocation occurs, this ADEA Release shall become effective on the eighth (8th) day following your execution of this ADEA Release (the “Effective Date”). In the event that you revoke your consent, this ADEA Release and the Agreement to which it is attached shall be null and void.

IN WITNESS WHEREOF, the Executive has executed this ADEA Release as of the date set forth below.

Accepted and agreed:

Emilio Ghilardi

Signature:	/s/ Emilio Ghilardi
Printed Name:	Emilio Ghilardi
Date:	4/20/12